UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 27, 2002

Nomadic Collaboration International Inc.
(formerly DP Charters, Inc.)
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

0-27131
(Commission File Number)

88-0381258
(IRS Employer Identification No.)

Suite 600 - 2107 N. First Street, San Jose, CA, USA, 95131
(Address of principal executive offices and Zip Code)

(604) 430-0332
(Registrant's telephone number, including area code)

Item 9. Regulation FD Disclosure

Nomadic Collaboration Closes Financing

Raymond Polman, CEO of Nomadic Collaboration International, Inc. (OTCBB: NMDC) ("the Company"), reports that, it has closed a private placement for US$502,250 with PanAmerican Capital Group, Inc. ("PanAmerican"). The Company previously announced on May 15, 2002 that it was conducting a $1 million financing. The Company had taken receipt of US$490,000 from PanAmerican and issued a promissory note with 10% simple interest. The Company, on September 27, 2002, issued 12,556,250 common shares from treasury at US$0.04 per share and PanAmerican cancelled the Company's promissory note. With the closing of this private placement the Company now has outstanding 33,002,348 common shares of which PanAmerican holds 38% of the issued and outstanding stock.

The securities issued in this private placement were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. PanAmerican has advised that it has acquired these securities for investment purposes and that its intention is to evaluate the investment in the Company and to increase and decrease its shareholdings as circumstances require.

The Company is continuing to assess a number of restructuring possibilities for its US and Canadian wireless technology operations and subsidiaries. The Company is also continuing to assess a number of alternative business opportunities. There is however no assurance that the Company will pursue any of the new business opportunities, or the completion of a suitable restructuring of its North American wireless technology operations.

Item 7. Financial Statements and Exhibits

(21) Subsidiaries

21.1 Nomadic Collaboration Corp.

21.2 Omnitrix Technologies Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOMADIC COLLABORATION INTERNATIONAL, INC.

/s/ Raymond Polman
By: Raymond Polman, Director

Date: September 30, 2002